SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G



                   (under the Securities Exchange Act of 1934)
                                (Amendment No. 1)

                         Mercer International Inc. - SBI
                        ---------------------------------
                                (Name of Issuer)

                          Common Stock $0.10 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    588056101
                                   -----------
                                 (Cusip Number)


Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]

                                Page 1 of 4 pages

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CUSIP NO.    588056101                                 Page  2  of  4  Pages
----------------------------                         ---------------------------

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1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SCHRODER CAPITAL MANAGEMENT INC.
         (FORMERLY SCHRODER WERTHEIM INVESTMENT SERVICES, INC.)
          13-2697273
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]

                                                            (b) [ ]

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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION
    DELAWARE

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      NUMBER OF        5   SOLE VOTING POWER
       SHARES               0
                       ---------------------------------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY               ----
                       ---------------------------------------------------------
        EACH           7  SOLE DISPOSITIVE POWER
      REPORTING              0
                       ---------------------------------------------------------
       PERSON          8  SHARED DISPOSITIVE POWER
        WITH                -----
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0


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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0%


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12  TYPE OF REPORTING PERSON*
          IA

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                     *SEE INSTRUCTION BEFORE FILLING OUT! --

Cusip #    588056101                                           Page 3 of 4 Pages
           ---------


                                  SCHEDULE 13G

Item 1 (a):                Name of Issuer:
------------------------------------------
           Mercer International Inc. - SBI

Item 2 (b):                Address of Issuer's Principal Executive Offices:
---------------------------------------------------------------------------
           Mercer International Inc. - SBI
           Brandschenke Str. 64
           Zurich, Switzerland  8002

Item 2 (a):                Name of Person Filing:
-------------------------------------------------
           See Item 1 of the Cover Page attached hereto

Item 2 (b):                Address of Principal Business Office:
----------------------------------------------------------------
           787 Seventh Avenue -34th Floor
           New York, NY  10019

Item 2 (c):                Citizenship:
---------------------------------------
           See Item 4 of Cover Page attached hereto

Item 2 (d):                Title of Class of Securities:
--------------------------------------------------------
           See Cover Page attached hereto

Item 2 (e):                Cusip Number:
----------------------------------------
           See Cover Page attached hereto

Item 3:    Type of Reporting Person:
------------------------------------
           See Item 12 of Cover Page attached hereto

Item 4:    Ownership:
---------------------
 (a)   See Item 9 of the Cover Page attached hereto

 (b)   PERCENT OF CLASS: See Item 11 of the Cover Page attached hereto

 (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of the Cover Page attached hereto.

Cusip #    588056101                                           Page 4 of 4 Pages
           ---------


                                  SCHEDULE 13G


Item 5.    Ownership of Five Percent or Less of a Class:
--------------------------------------------------------
       Not Applicable

Item 6.    Ownership of more than Five Percent on Behalf of Another Person:
---------------------------------------------------------------------------
       Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company:
-----------------------------------------------------------------------------
       Not Applicable

Item 8.    Identification and Classification of Members of the Group:
---------------------------------------------------------------------
       Not Applicable

Item 9.    Notice of Dissolution of Group:
------------------------------------------
       Not Applicable

Item 10.   Certification:
-------------------------
           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature:
----------
           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February 6, 1998    By:             Schroder Capital Management Inc.
                          Signature:        /s/  Anita L. Whelan
                                          ----------------------------------
                          Name/Title:     Anita L. Whelan / First Vice President